JOHN A. BRADEN & COMPANY, P.C.

Members of the Texas Society of Certified Public Accountants

Certified Public Accountants
Members of PCPS & SECPS

Members of the American Institute of Certified Public Accountants

Exhibit 16.1

May 31, 2007

United States Securities and Exchange Commission
100 F Street NE
Washington, DC 205459

Re: American International Industries, Inc.
Form 8-K filed May 23, 2007

Ladies and Gentlemen:

We have read the disclosure contained in Item 4.01 of Form 8-K filed by American International Industries, Inc. on May 23, 2007 and agree with the statements made with respect to our firm.

Very truly yours,

John A. Braden

Tel. 281 · 873 · 5005 · Fax 281 · 873 · 5383 · 12941 Interstate 45 North · Suite 422 · Houston, Texas 77060